Exhibit 99

CACI Reports Results for Its Fiscal 2012 Fourth Quarter and Full Year

Pro forma diluted EPS increased 24.1 percent for the quarter and 34.7 percent for the full year

Pro forma net income increased 6.0 percent for the quarter and 21.0 percent for the full year

Contract awards increased 69.5 percent for the quarter and 40.8 percent for the full year

ARLINGTON, Va.--(BUSINESS WIRE)--August 15, 2012--CACI International Inc (NYSE: CACI), a leading information solutions and services provider to the federal government, announced results today for its fourth fiscal quarter and full fiscal year ended June 30, 2012.

Fourth Quarter Results

The following table summarizes results computed in accordance with Generally Accepted Accounting Principles (GAAP). For the fourth quarter, GAAP operating and net income declined year over year, driven by the positive impact of Fiscal Year 2011 (FY11) fourth quarter earn-out related adjustments. On a pro forma basis, operating and net income increased 9.8 percent and 6.0 percent for the quarter (see pro forma section below).

(in millions except per share data)	Q4, FY12	Q4, FY11	% Change
Revenue	$948.9	$963.2	-1.5%
Operating income	$76.7	$78.1	-1.8%
Net income attributable to CACI	$43.4	$45.9	-5.5%
Diluted earnings per share	$1.59	$1.44	10.7%

Pro Forma Fourth Quarter Results

To provide a comparison of our results excluding the FY11 earn-out adjustment described below, pro forma results for the fourth quarter of FY11 are shown below.

(in millions except per share data)	Q4, FY12	Q4, FY11	% Change
Revenue	$948.9	$963.2	-1.5%
Pro forma operating income, a non-GAAP measure	$76.7	$69.9	9.8%
Pro forma net income attributable to CACI, a non-GAAP measure	$43.4	$40.9	6.0%
Pro forma diluted earnings per share, a non-GAAP measure	$1.59	$1.28	24.1%

Revenue decreased 1.5 percent from the fourth quarter of FY11 primarily as a result of a lower volume of pass-through other direct costs. Pro forma operating income grew 9.8 percent over the prior year period to $76.7 million, principally due to solid growth of 8.6 percent in direct labor. Net income attributable to CACI for the fourth quarter of Fiscal Year 2012 (FY12) was $43.4 million, or $1.59 diluted earnings per share, an increase of 6.0 percent over pro forma net income attributable to CACI of $40.9 million, or $1.28 pro forma diluted earnings per share, for the same period in FY11. The larger increase in pro forma diluted earnings per share was due to the 4 million share repurchase program initiated in mid-June 2012. Net cash provided by operations in the quarter was $121.9 million. (See Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share to Pro Forma Amounts on page 13.)

During the year ended June 30, 2010, we completed two domestic acquisitions with acquisition-related contingent consideration, or earn-outs, which represented potential additional purchase consideration based on the acquired company’s performance post-acquisition. The fair values of the expected earn-outs were recorded as liabilities on the balance sheet as of each acquisition date, and were re-measured each quarter, with any change in the fair values of the liabilities reflected in the income statement. In the fourth quarter of FY11, the liabilities decreased, and operating income increased by $8.2 million. There were no earn-out adjustments or payments made in the fourth quarter of FY12. The performance period for both acquisitions is complete and no further payments will be due.

CEO Commentary and Outlook

Dan Allen, CACI’s President and CEO, said, “We are pleased to report a solid fourth quarter of financial results, closing out a strong Fiscal 2012 in which we achieved record levels in revenue, net income, earnings per share, and operating cash flow. We attribute this performance to both our success in capturing new business in high-growth, high-priority segments of our large addressable market, and our commitment to operational excellence, which drives strong program performance and accounts for our consistently high recompete win rate. We continue to achieve healthy direct labor growth, the main driver of our profitability, while pass-through other direct costs slowed as expected.

“As we look to FY 2013 and beyond, we are confident in our competitive position and strategic direction. Market conditions remain challenging, and budget uncertainty is affecting our clients, but our forward indicators remain strong thanks to our record awards and funding orders in Fiscal 2012. In addition, CACI’s solutions and services are very closely aligned with the priorities outlined in the January 2012 DoD Strategic Guidance, and we believe they will remain aligned in a difficult budget environment. We are committed to enhancing shareholder value and achieving our revenue, net income, and cash flow goals through all economic and budget cycles.”

Additional Financial Metrics

	Q4, FY12	Q4, FY11	% Change
Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$91.1	$84.4	7.9%
Pro forma diluted adjusted earnings per share, a non-GAAP measure	$2.08	$1.71	22.0%
Days sales outstanding	58	52

Fourth Quarter Awards and Contract Funding Orders

During the fourth quarter, we received contract awards with a value of $932 million, an increase of 69.5 percent compared with $550 million in the year earlier quarter. During FY12, the value of contract awards received was $4.48 billion, an increase of 40.8 percent over FY11. Contract funding orders in the fourth quarter were $901 million, an increase of 3.4 percent, compared with $872 million in the year earlier quarter. Contract funding orders for FY12 were $3.9 billion, an increase of 8.8 percent over FY11.

  Fourth quarter awards included the following:

    Approximately $261 million in awards in our Intelligence market, including $233 million in new business. CACI is delivering intelligence solutions and services that help our clients capture and analyze vital information to enhance decision making, use advanced analysis to detect and defeat asymmetric threats, and safeguard sensitive national security missions.
    In our C4ISR market, two three-year recompete awards, valued respectively at $91 million and $63 million, supporting U.S. Army satellite communications systems. CACI is providing systems integration, fielding, and training that ensure the continued flow of vital intelligence that protects troops and enhances their effectiveness.
    A $45 million, seven-year contract in our Business Systems market for the National Institutes of Health (NIH) Business Systems Operations and Maintenance Support Services program to support their integrated financial system. CACI solutions, which include application, database, and infrastructure management, and integration with other NIH systems, leverage our experience with the Oracle® e-Business suite to support better decision-making for NIH, while furthering our growth in the Oracle enterprise resource planning federal space. This award is a direct result of our acquisition of Advanced Programs Group, LLC completed earlier this fiscal year.
    Two five-year new business awards in our Enterprise IT market, valued at $59 million and $13 million, respectively, to support the Department of Justice (DOJ) Justice Management and Criminal Divisions. The awards were made under the DOJ IT Support Services 4 (ITSS-4) indefinite delivery, indefinite quantity (IDIQ) contract vehicle.
  In addition, during the quarter we expanded our inventory of IDIQ contract vehicles by being awarded prime positions on the following:

    In our Healthcare market, the $20 billion, multiple-award, ten-year Chief Information Officer-Solutions and Partners (CIO-SP3) contract recompete to support the NIH Information Technology Acquisition and Assessment Center. CACI will provide information solutions and services to support health, biomedical, and general IT services to meet scientific, health, administrative, operational, managerial, and information management requirements.
    In our Business Systems market, a new $260 million, multiple-award five-year development, modernization and enhancement blanket purchase agreement to support the U.S. Department of State Bureau of Consular Affairs in transforming and modernizing applications for visa and passport services. CACI will provide a full range of IT services to modernize legacy applications to facilitate data sharing and improve efficiency and mission responsiveness.
    Also in our Business Systems market, a $165 million, single-award five-year contract to support DoD procurement. This is recompete business that utilizes CACI’s Standard Procurement System (SPS) to provide decentralized purchasing capability for all DoD components to reduce costs and enhance productivity.
  Funded backlog at June 30, 2012 was $1.97 billion, a 7.2 percent increase over the funded backlog as of June 30, 2011. Total backlog at June 30, 2012 was $7.18 billion, a 5.9 percent increase over the year earlier backlog. The total backlog amount reflects a reduction of $479 million since we do not expect to realize the full value of several prior period awards.

Other Fourth Quarter Highlights

  Announced a 4 million share repurchase program in June 2012. As of June 30th, 2 million shares had been repurchased at an average price of $51.43 per share. The program was completed on July 27, 2012 with 4 million shares repurchased at an average price of $53.72 per share.
  Announced the intent to acquire Delta Solutions and Technologies, Inc., a premier provider of financial management and business analytics services to the federal government with extensive experience with SAP® and Momentum® systems. This acquisition expands our presence in our Business Systems market and complements our acquisition of Oracle®-based Advanced Programs Group in October 2011. The Delta transaction was completed on July 2, 2012.

Fourth Quarter Recognition

  CACI placed 14th on Washington Technology’s list of Top 100 Federal Prime Contractors.
  For the fourth consecutive year, CACI achieved recognition as one of CivilianJobs.com’s Most Valuable Employers (MVE) for Military. The MVE recognition honors employers whose recruiting, training, and retention plans provide outstanding support for career-seeking veterans.
  According to Forbes.com, CACI ranked 9th in Payscale.com’s list of Top 10 Employers of Veterans in organizations that offer positions in which military experience or training is highly relevant in day-to-day work.

Twelve Months Results

The following table summarizes GAAP results for all of FY12.

(in millions except per share data)	12 Months, FY12	12 Months, FY11	% Change
Revenue	$3,774.5	$3,577.8	5.5%
Operating income	$299.8	$251.4	19.3%
Net income attributable to CACI	$167.5	$144.2	16.1%
Diluted earnings per share	$5.96	$4.61	29.3%

Pro Forma Twelve Months Results

To provide a comparison of our results excluding the FY12 and FY11 earn-out adjustments described below, pro forma results for the full fiscal year of FY12 and FY11 are shown below.

(in millions except per share data)	12 Months, FY12	12 Months, FY11	% Change
Revenue	$3,774.5	$3,577.8	5.5%
Pro forma operating income, a non-GAAP measure	$299.3	$241.3	24.0%
Pro forma net income attributable to CACI, a non-GAAP measure	$167.1	$138.1	21.0%
Pro forma diluted earnings per share, a non-GAAP measure	$5.94	$4.41	34.7%

Revenue grew 5.5 percent in FY12 with the increase achieved primarily in our Business Systems, Cyber and Healthcare markets. Pro forma operating income increased 24.0 percent in FY12 to $299.3 million as a result of solid growth of 10.1 percent in direct labor, a large, one-time commercial product sale, and strong performance on a fixed price contract. Pro forma net income attributable to CACI for FY12 was $167.1 million, or $5.94 pro forma diluted earnings per share, an increase of 21.0 percent over pro forma net income attributable to CACI of $138.1 million, or $4.41 pro forma diluted earnings per share, in FY11. The larger increase in pro forma diluted earnings per share was due to the 4 million accelerated share repurchase program completed in May 2012 and the 4 million share repurchase program initiated in mid-June 2012. Net cash provided by operations in FY12 was $266.7 million, compared to $226.0 million in FY11. Revenue, pro forma operating income, pro forma net income attributable to CACI, and operating cash flow all reached record levels in FY12. (See Reconciliation of Operating Income, Net Income, and Diluted Earnings Per Share to Pro Forma Amounts on page 13.)

As a result of the earn-out adjustment previously described in this release, during FY12 liabilities decreased $0.6 million with a corresponding increase to operating income, due to reductions in the fair value of the earn-out liabilities, and during FY11 liabilities decreased, and operating income increased, by $10.1 million.

Additional Financial Metrics

	12 Months, FY12	12 Months, FY11	% Change
Pro forma earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions)	$356.2	$298.2	19.4%
Pro forma diluted adjusted earnings per share, a non-GAAP measure	$7.80	$6.12	27.4%

CACI Reiterates FY13 Revenue and Net Income Guidance

We are reiterating the Fiscal Year 2013 (FY13) revenue and net income guidance we issued on June 6, 2012. We expect our diluted share count to be approximately 100,000 shares lower than our prior guidance due to the earlier than anticipated completion of our recent share repurchase program. The table below summarizes our FY13 guidance ranges and represents our views as of August 15, 2012:

(In millions except for earnings per share)	Fiscal Year 2013
Revenue	$3,800 - $4,000
Net income attributable to CACI	$160 - $167
Effective corporate tax rate	39.5%
Diluted earnings per share	$6.64 - $6.93
Diluted weighted average shares	24.1

Conference Call Information

We have scheduled a conference call for 8:30 AM Eastern Time Thursday, August 16, 2012 during which members of our senior management team will be making a brief presentation focusing on fourth quarter and full year results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to our homepage, www.caci.com, at the scheduled time, or you may dial 877-303-9143 and enter the confirmation code 99402379. A replay of the call will also be available over the Internet beginning at 1:00 PM Eastern Time Thursday, August 16, 2012, and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investors button.

About CACI

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian clients. A member of the Fortune 1000 Largest Companies and the Russell 2000 Index, CACI provides dynamic careers for approximately 14,900 employees working in over 120 offices worldwide. Visit www.caci.com.

There are statements made herein which do not address historical facts, and therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and globally (including the impact of uncertainty regarding U.S. debt limits and actions taken related thereto); terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, or in the event of a priority need for funds, such as homeland security, the war on terrorism, or an economic stimulus package; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other government entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; the ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

CACI-Financial

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Twelve Months Ended
	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Revenue	$948,873	$963,162	-1.5%	$3,774,473	$3,577,780	5.5%
Costs of revenue
Direct costs	651,991	685,250	-4.9%	2,598,890	2,528,660	2.8%
Indirect costs and selling expenses	206,106	185,680	11.0%	819,772	741,652	10.5%
Depreciation and amortization	14,068	14,148	-0.6%	55,962	56,067	-0.2%
Total costs of revenue	872,165	885,078	-1.5%	3,474,624	3,326,379	4.5%
Operating income	76,708	78,084	-1.8%	299,849	251,401	19.3%
Interest expense and other, net	5,788	5,646	2.5%	24,101	23,144	4.1%
Income before income taxes	70,920	72,438	-2.1%	275,748	228,257	20.8%
Income taxes	27,233	26,324	3.5%	107,537	83,105	29.4%
Net income including portion attributable to noncontrolling interest in earnings of joint venture	43,687	46,114	-5.3%	168,211	145,152	15.9%
Noncontrolling interest in earnings of joint venture	(290)	(213)	36.2%	(757)	(934)	-19.0%
Net income attributable to CACI	$43,397	$45,901	-5.5%	$167,454	$144,218	16.1%

Basic earnings per share	$1.64	$1.52	8.0%	$6.18	$4.76	29.9%
Diluted earnings per share	$1.59	$1.44	10.7%	$5.96	$4.61	29.3%

Weighted average shares used in per share computations:
Basic	26,407	30,162		27,077	30,281
Diluted	27,247	31,895		28,111	31,300

Statement of Operations Data (Unaudited)
	Quarter Ended			Twelve Months Ended
	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Operating income margin	8.1%	8.1%		7.9%	7.0%
Tax rate	38.6%	36.4%		39.1%	36.6%
Net income margin	4.6%	4.8%		4.4%	4.0%

Pro forma EBITDA*	$91,081	$84,395	7.9%	$356,190	$298,209	19.4%
Pro forma EBITDA Margin	9.6%	8.8%		9.4%	8.3%

Pro forma adjusted net income*	$56,784	$54,494	4.2%	$219,153	$191,540	14.4%
Pro forma diluted adjusted earnings per share	$2.08	$1.71	22.0%	$7.80	$6.12	27.4%

* See Reconciliation of Net Income to Pro Forma Earnings before Interest, Taxes, Depreciation and Amortization and to Pro Forma Adjusted Net Income on page 12.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	6/30/2012	6/30/2011
ASSETS:
Current assets
Cash and cash equivalents	$15,740	$164,817
Accounts receivable, net	628,842	573,042
Prepaid expenses and other current assets	41,210	44,219
Total current assets	685,792	782,078

Goodwill and intangible assets, net	1,521,769	1,374,387
Property and equipment, net	67,449	62,755
Other long-term assets	117,866	100,911
Total assets	$2,392,876	$2,320,131

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$7,500	$7,500
Accounts payable	149,549	98,893
Accrued compensation and benefits	180,871	173,586
Other accrued expenses and current liabilities	147,009	157,242
Total current liabilities	484,929	437,221

Long-term debt, net of current portion	531,961	402,437
Other long-term liabilities	211,541	170,857
Total liabilities	1,228,431	1,010,515

Shareholders' equity	1,164,445	1,309,616
Total liabilities and shareholders' equity	$2,392,876	$2,320,131

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Twelve Months Ended
	6/30/2012	6/30/2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income including portion attributable to noncontrolling interest in earnings of joint venture	$168,211	$145,152
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	55,962	56,067
Non-cash interest expense	12,024	11,235
Amortization of deferred financing costs	2,237	2,785
Stock-based compensation expense	15,499	17,915
Provision for deferred income taxes	10,653	7,587
Undistributed earnings of unconsolidated joint venture	(1,728)	(1,755)
Other	1,322	-
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(33,919)	(23,624)
Prepaid expenses and other assets	(11,064)	(18,391)
Accounts payable and accrued expenses	39,001	(7,585)
Accrued compensation and benefits	(4,532)	13,085
Income taxes receivable and payable	930	8,590
Other liabilities	12,092	14,903
Net cash provided by operating activities	266,688	225,964

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,284)	(14,388)
Purchases of businesses, net of cash acquired	(185,926)	(129,689)
Investment in unconsolidated joint venture	-	(5,964)
Other	(158)	798
Net cash used in investing activities	(204,368)	(149,243)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds (payments) under credit facilities	116,251	(138,425)
Proceeds from employee stock purchase plans	4,095	4,116
Proceeds from exercise of stock options	7,466	22,077
Payment of contingent consideration	(21,611)	(3,345)
Repurchases of common stock	(316,563)	(53,647)
Other	(584)	1,546
Net cash used in financing activities	(210,946)	(167,678)
Effect of exchange rate changes on cash and cash equivalents	(451)	1,231
Net decrease in cash and cash equivalents	(149,077)	(89,726)
Cash and cash equivalents, beginning of period	164,817	254,543
Cash and cash equivalents, end of period	$15,740	$164,817

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2012		6/30/2011		$ Change	% Change
Department of Defense	$724,008	76.3%	$779,851	81.0%	$(55,843)	-7.2%
Federal Civilian Agencies	168,528	17.8%	138,436	14.4%	30,092	21.7%
Commercial	52,468	5.5%	40,787	4.2%	11,681	28.6%
State and Local Governments	3,869	0.4%	4,088	0.4%	(219)	-5.4%
Total	$948,873	100.0%	$963,162	100.0%	$(14,289)	-1.5%

	Twelve Months Ended
(dollars in thousands)	6/30/2012		6/30/2011		$ Change	% Change
Department of Defense	$2,944,924	78.0%	$2,858,721	79.9%	$86,203	3.0%
Federal Civilian Agencies	620,870	16.5%	537,687	15.0%	83,183	15.5%
Commercial	193,840	5.1%	166,966	4.7%	26,874	16.1%
State and Local Governments	14,839	0.4%	14,406	0.4%	433	3.0%
Total	$3,774,473	100.0%	$3,577,780	100.0%	$196,693	5.5%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2012		6/30/2011		$ Change	% Change
Time and materials	$239,253	25.2%	$340,549	35.3%	$(101,296)	-29.7%
Cost reimbursable	435,441	45.9%	387,941	40.3%	47,500	12.2%
Fixed price	274,179	28.9%	234,672	24.4%	39,507	16.8%
Total	$948,873	100.0%	$963,162	100.0%	$(14,289)	-1.5%

	Twelve Months Ended
(dollars in thousands)	6/30/2012		6/30/2011		$ Change	% Change
Time and materials	$1,057,046	28.0%	$1,423,184	39.8%	$(366,138)	-25.7%
Cost reimbursable	1,659,764	44.0%	1,277,326	35.7%	382,438	29.9%
Fixed price	1,057,663	28.0%	877,270	24.5%	180,393	20.6%
Total	$3,774,473	100.0%	$3,577,780	100.0%	$196,693	5.5%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2012		6/30/2011		$ Change	% Change
Prime	$839,411	88.5%	$851,910	88.4%	$(12,499)	-1.5%
Subcontractor	109,462	11.5%	111,252	11.6%	(1,790)	-1.6%
Total	$948,873	100.0%	$963,162	100.0%	$(14,289)	-1.5%

	Twelve Months Ended
(dollars in thousands)	6/30/2012		6/30/2011		$ Change	% Change
Prime	$3,337,752	88.4%	$3,114,428	87.0%	$223,324	7.2%
Subcontractor	436,721	11.6%	463,352	13.0%	(26,631)	-5.7%
Total	$3,774,473	100.0%	$3,577,780	100.0%	$196,693	5.5%

Selected Financial Data (Continued)

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2012	6/30/2011	$ Change	% Change
Contract Funding Orders	$901,130	$871,527	$29,603	3.4%
	Twelve Months Ended
(dollars in thousands)	6/30/2012	6/30/2011	$ Change	% Change
Contract Funding Orders	$3,910,057	$3,592,915	$317,142	8.8%

Direct Costs by Category (Unaudited)
	Quarter Ended
(dollars in thousands)	6/30/2012		6/30/2011		$ Change	% Change
Direct labor	$251,898	38.6%	$231,886	33.8%	$20,012	8.6%
Other direct costs	400,093	61.4%	453,364	66.2%	(53,271)	-11.8%
Total direct costs	$651,991	100.0%	$685,250	100.0%	$(33,259)	-4.9%

	Twelve Months Ended
(dollars in thousands)	6/30/2012		6/30/2011		$ Change	% Change
Direct labor	$977,743	37.6%	$888,035	35.1%	$89,708	10.1%
Other direct costs	1,621,147	62.4%	1,640,625	64.9%	(19,478)	-1.2%
Total direct costs	$2,598,890	100.0%	$2,528,660	100.0%	$70,230	2.8%

Reconciliation of Total Revenue Growth and Organic Revenue
(Unaudited)

We are presenting organic revenue growth to reflect the effect of acquisitions on total revenue growth. Revenue generated from the date a business is acquired through the first anniversary of that date is considered acquired revenue growth. All remaining revenue growth is considered organic. We believe that this non-GAAP financial measure provides investors with useful information to evaluate the growth rate of our core business. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Revenue, as reported	$948,873	$963,162	-1.5%	$3,774,473	$3,577,780	5.5%
Less:
Acquired revenue	30,969			109,658
Organic revenue	$917,904	$963,162	-4.7%	$3,664,815	$3,577,780	2.4%

Selected Financial Data (Continued)
Reconciliation of Net Income to Pro Forma Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) and to Pro Forma Adjusted Net Income
(Unaudited)

The Company views EBITDA, EBITDA margin, Adjusted Net Income Attributable to CACI and Diluted Adjusted Earnings Per Share as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We believe Adjusted Net Income Attributable to CACI is a significant driver of long-term value and is used by investors to measure our performance. This measure in particular assists readers in further understanding our results and trends from period-to-period by removing certain non-cash items that do not impact the cash flow performance of our business. We are presenting EBITDA, EBITDA margin, Adjusted Net Income Attributable to CACI and Diluted Adjusted Earnings Per Share on a pro forma basis, to remove the impact of the earn-out adjustments described on page 2 of this release as we believe these pro forma measures are a better indicator of our ongoing, recurring operations. Pro forma EBITDA is defined by us as GAAP net income attributable to CACI plus net interest expense, income taxes, and depreciation and amortization, and less the earn-out adjustment described on page 2. Pro forma EBITDA margin is pro forma EBITDA divided by revenue. Pro forma Adjusted Net Income Attributable to CACI is defined by us as GAAP net income attributable to CACI plus stock-based compensation expense, depreciation and amortization, and amortization of financing costs, and less the earn-out adjustment described on page 1; net of related tax effects computed using an assumed marginal tax rate of 39.3 percent. Pro forma Diluted Adjusted Earnings Per Share is Pro forma Adjusted Net Income Attributable to CACI divided by diluted weighted-average shares, as reported. Pro forma EBITDA and Pro forma Adjusted Net Income Attributable to CACI as defined by us may not be computed in the same manner as similarly titled measures used by other companies. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Net income attributable to CACI, as reported	$43,397	$45,901	-5.5%	$167,454	$144,218	16.1%
Plus:
Income taxes	27,233	26,324	3.5%	107,537	83,105	29.4%
Interest income and expense, net	6,383	6,214	2.7%	25,829	24,899	3.7%
Depreciation and amortization	14,068	14,148	-0.6%	55,962	56,067	-0.2%
Less:
Earn-out adjustment	-	(8,192)	-100.0%	(592)	(10,080)	-94.1%
Pro forma EBITDA	$91,081	$84,395	7.9%	$356,190	$298,209	19.4%
	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Revenue, as reported	$948,873	$963,162	-1.5%	$3,774,473	$3,577,780	5.5%
Pro forma EBITDA	$91,081	$84,395	7.9%	$356,190	$298,209	19.4%
Pro forma EBITDA margin	9.6%	8.8%		9.4%	8.3%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Net income attributable to CACI, as reported	$43,397	$45,901	-5.5%	$167,454	$144,218	16.1%
Plus:
Stock-based compensation	4,403	4,806	-8.4%	15,499	17,915	-13.5%
Depreciation and amortization	14,068	14,148	-0.6%	55,962	56,067	-0.2%
Amortization of financing costs	494	511	-3.3%	2,237	2,785	-19.7%
Non-cash interest expense	3,078	2,876	7.0%	12,024	11,235	7.0%
Less:
Earn-out adjustment	-	(8,192)	-100.0%	(592)	(10,080)	-94.1%
Related tax effect	(8,656)	(5,556)	55.8%	(33,431)	(30,600)	9.3%
Pro forma adjusted net income attributable to CACI	$56,784	$54,494	4.2%	$219,153	$191,540	14.4%

	Quarter Ended			Twelve Months Ended
(shares in thousands)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Diluted weighted average shares,
as reported	27,247	31,895		28,111	31,300
Diluted earnings per share, as reported	$1.59	$1.44	10.7%	$5.96	$4.61	29.3%
Pro forma diluted adjusted earnings per share	$2.08	$1.71	22.0%	$7.80	$6.12	27.4%

Selected Financial Data (continued)

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share
to Pro Forma Amounts
(Unaudited)

As described on page 2, the Company is presenting pro forma Operating Income, Net Income Attributable to CACI and Diluted Earnings per Share to present results excluding the impact of earn-out adjustments. For periods in which the earn-out adjustment resulted in income statement recognition, the adjustment was recorded within indirect costs and selling expenses. The Company believes that presenting the key measures of Operating Income, Net Income Attributable to CACI, and Diluted Earnings per Share without the impact of these adjustments to indirect costs and selling expenses provides readers a better indicator of our ongoing, recurring operations. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Operating income, as reported	$76,708	$78,084	-1.8%	$299,849	$251,401	19.3%
Less: Earn-out adjustment	-	(8,192)	-100.0%	(592)	(10,080)	-94.1%
Pro forma operating income	$76,708	$69,892	9.8%	$299,257	$241,321	24.0%

	Quarter Ended			Twelve Months Ended
(dollars in thousands)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Net income attributable to CACI,
as reported	$43,397	$45,901	-5.5%	$167,454	$144,218	16.1%
Less: Earn-out adjustment	-	(8,192)	-100.0%	(592)	(10,080)	-94.1%
Plus: Related tax effect*	-	3,217	-100.0%	234	3,958	-94.1%
Pro forma net income attributable
to CACI, as reported	$43,397	$40,926	6.0%	$167,096	$138,096	21.0%

	Quarter Ended			Twelve Months Ended
(shares in thousands)	6/30/2012	6/30/2011	% Change	6/30/2012	6/30/2011	% Change
Diluted weighted average shares,
as reported	27,247	31,895		28,111	31,300
Diluted earnings per share, as reported	$1.59	$1.44	10.7%	$5.96	$4.61	29.3%
Pro forma diluted earnings per share	$1.59	$1.28	24.1%	$5.94	$4.41	34.7%

* Computed using an assumed marginal tax rate of 39.3 percent.

CONTACT:
CACI International Inc
Corporate Communications and Media:
Jody Brown, Executive Vice President,
Corporate Communications
703-841-7801
jbrown@caci.com
or
Investor Relations:
David Dragics, Senior Vice President,
Investor Relations
866-606-3471
ddragics@caci.com